EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                                CONTACT:

Titanium Metals Corporation                          J. Thomas Montgomery
1999 Broadway, Suite 4300                            Vice President - Finance
Denver, Colorado, 80202                              (303) 296-5617

                     TIMET RESULTS TO BE BELOW EXPECTATIONS

         Denver, Colorado . . . September 30, 1999 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today that its results for the second half of 1999 will be substantially lower than previously expected. TIMET estimates that it will report a net loss for the third quarter of 1999 of approximately $.25 per share. The principal reasons for the shortfall in third quarter earnings from prior expectations are lower volumes and production problems in its North American operations. For the fourth quarter, the Company currently expects results to improve from third quarter levels, but now expects to report a net loss primarily due to lower than previously expected shipment volumes.

         Third quarter volumes were lower than expected due in part to declines in demand, including cancellations and push-outs by major aerospace customers. Production difficulties and inefficiencies in North American Operations, also negatively impacted volumes and overall plant operating rates were lower. Yield, rework and deviated material costs were significantly higher than forecast and resumption of production following certain maintenance shutdowns took longer than expected.

          TIMET is focusing additional attention and resources on those areas where its operating performance requires immediate improvement. TIMET also plans to consider further personnel reductions and rationalization of plant capacity in light of its revised market outlook. If such action is taken, the Company would likely incur a restructuring charge in the fourth quarter.

         J. Landis Martin, Chairman and CEO of TIMET, said, "The downturn in our commercial aerospace markets is lasting longer and is more pronounced than we previously expected. We are continuing to work with our major customers to determine volumes for next year. However, current indications are that, in at least some cases, they are likely to be lower than in 1999. Until volumes for next year are set, we are unable to forecast whether we will be profitable next year."

         In light of its revised market outlook, TIMET also intends to review its dividend payment policy on both its common stock and its convertible preferred securities.

         TIMET also said that in view of its revised market outlook and the uncertainty concerning next year's operating results, it may seek to amend its bank credit agreements to provide relief from certain covenants.

         The statements in this release, relating to matters that are not historical facts, are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipated" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to, the cyclicality of the commercial aerospace industry, global economic conditions, global productive capacity, changes in product pricing, "Year 2000" issues and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

         TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

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